Exhibit 5.2

May 1, 2026

Dauch Corporation
American Axle & Manufacturing, Inc.
One Dauch Drive
Detroit, Michigan 48211

Dauch Corporation
American Axle & Manufacturing, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3ASR (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof by Dauch Corporation, a Delaware corporation (“Dauch”), American Axle & Manufacturing, Inc., a Delaware corporation (“AAM, Inc.”) and the entities listed on Schedule A hereto (collectively, the “Subsidiary Guarantors” and, together with Dauch and AAM, Inc., the “Registrants”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Registrants of (i) shares of Dauch’s common stock, par value $0.01 per share (“Common Stock”), (ii) shares of Dauch’s preferred stock, par value $.01 per share (“Preferred Stock”), (iii) debt securities of AAM, Inc. (“Debt Securities”), (iv) guarantees of such Debt Securities by Dauch (“Dauch’s Guarantee”) and/or the Subsidiary Guarantors (“Subsidiary Guarantees” and, together with Dauch’s Guarantee, the “Guarantees”), (v) warrants to purchase Debt Securities (the “Debt Warrants”), (vi) warrants to purchase Common Stock (the “Common Stock Warrants”) and (vii) shares of Common Stock underlying the Common Stock Warrants (the “Warrant Shares”), in each case, as described in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus and as shall be designated by the Registrants at the time of the applicable offering. The Common Stock, the Preferred Stock, the Debt Securities, the Guarantees, the Debt Warrants, the Common Stock Warrants and the Warrant Shares are hereinafter referred to, collectively, as the “Securities.”

The Debt Securities and the Guarantees will be issued pursuant to an indenture, dated as of November 3, 2011, among AAM, Inc., as issuer, Dauch, as guarantor, certain subsidiary guarantors and U.S. Bank National Association, as trustee (name subsequently changed to U.S. Bank Trust Company, National Association, the “Trustee”), which has been filed as Exhibit 4.1 to the Form 8-K filed by Dauch on November 3, 2011, as amended by the First Supplemental Indenture, dated as of March 23, 2017 which has been filed as Exhibit 4.1 to the Form 8-K filed by Dauch on March 23, 2017, the Second Supplemental Indenture, dated as of May 17, 2017 which has been filed as Exhibit 4.1 to the Form 8-K filed by Dauch on May 17, 2017, the Third Supplemental Indenture, dated as of March 23, 2018 which has been filed as Exhibit 4.1 to the Form 8-K filed by Dauch on March 26, 2018, the Fourth Supplemental Indenture, dated as of May 14, 2024 which has been filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q filed on August 9, 2024 and the Fifth Supplemental Indenture, dated as of March 31, 2026, among AAM, Inc., Dauch, certain subsidiary guarantors and the Trustee (collectively, the “Indenture”).

As Acting General Counsel of Dauch, the direct parent company of AAM, Inc. and the indirect parent company of each Subsidiary Guarantor, I am familiar with the incorporation documents and bylaws of each Subsidiary Guarantor and with the affairs of each Subsidiary Guarantor. In rendering the opinions set forth below, I have examined or caused to be examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express such opinions. In rendering such opinions, I also have assumed that:

(i)	the Indenture has been duly authorized, executed and delivered by the Trustee; and

(ii)	prior to the offering and sale of Debt Securities, the respective officers of the Registrants duly authorized by each Registrant’s Board of Directors or a committee thereof will authorize by proper corporate action the terms of and the prices at which the Debt Securities (including the Guarantees endorsed thereon) are to be issued and sold pursuant to the terms of the Indenture.

With regard to the opinions set forth below, insofar as they relate to the Subsidiary Guarantees as valid, binding and enforceable obligations of each Subsidiary Guarantor, I have relied solely upon an opinion letter dated the date hereof from Allen Overy Shearman Sterling US LLP, New York, New York, with respect to all matters of New York law related thereto. Based on the foregoing, and subject to the assumptions and qualifications set forth above, it is my opinion that when the Subsidiary Guarantees are duly executed by the Subsidiary Guarantors and the related Debt Securities are authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, the Subsidiary Guarantees will be legally issued and will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against each Subsidiary Guarantor in accordance with their terms and entitled to the benefits of the Indenture, except to the extent that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I hereby consent to the reference made to me under the heading “Legal Matters” set forth in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Kristen M. Netschke
Kristen M. Netschke
Acting General Counsel

[Signature Page to Opinion of Acting General Counsel]

Schedule A

Subsidiary Guarantors

NAME	Jurisdiction of Incorporation
AAM Casting Corp.	Delaware
AAM International Holdings, Inc.	Delaware
AAM Powder Metal Components, Inc.	Ohio
AccuGear, Inc.	Delaware
ASP Grede Intermediate Holdings LLC	Delaware
ASP HHI Holdings, Inc.	Delaware
Auburn Hills Manufacturing, Inc.	Delaware
Colfor Manufacturing, Inc.	Delaware
HHI FormTech, LLC	Delaware
Impact Forge Group, LLC	Delaware
Jernberg Industries, LLC	Delaware
MD Investors Corporation	Delaware
Metaldyne M&A Bluffton, LLC	Delaware
Metaldyne Performance Group, Inc.	Delaware
Metaldyne Powertrain Components, Inc.	Delaware
Metaldyne Sintered Ridgway, LLC	Delaware
Metaldyne SinterForged Products, LLC	Delaware
MSP Industries Corporation	Michigan
Oxford Forge, Inc.	Delaware
Punchcraft Machining and Tooling, LLC	Delaware
Tekfor, Inc.	Delaware
AAM North America, Inc.	Delaware
AAM Mexico Holdings, LLC	Delaware
GKN America Corp.	Delaware
GKN Sinter Metals, LLC	Delaware
GKN Driveline North America, Inc.	Delaware
Hoeganaes Corporation	Delaware
GKN Driveline Newton, LLC	Delaware
GKN Driveline Bowling Green, Inc.	Ohio
GKN North America Investments, Inc.	Delaware
GKN Powder Metallurgy Holdings, Inc.	Delaware

Schedule A